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                                                                    EXHIBIT 99.2

                   BTG TO ALLOW HEARTLAND TO INCREASE HOLDINGS

FAIRFAX, VIRGINIA - DECEMBER 16, 1999 -- THE BOARD OF DIRECTORS OF BTG, INC. (NASDAQ: BTGI), AN INFORMATION SYSTEMS AND TECHNICAL SERVICES COMPANY, HAS APPROVED AN AMENDMENT TO ITS SHAREHOLDERS RIGHTS PLAN TO PERMIT THE ACQUISITION OF ADDITIONAL SHARES OF BTG COMMON STOCK BY HEARTLAND ADVISORS, INC. FROM APPROXIMATELY 1,825,000 TO 1,950,000 SHARES. HEARTLAND IS A VALUE-ORIENTED INVESTMENT MANAGEMENT FIRM WITH $2.8 BILLION UNDER MANAGEMENT.

This action permits Heartland Advisors to make open market purchases of additional shares without being deemed an "Acquiring Person" under BTG's Shareholder Rights Plan dated September 16, 1998.

Dr. Edward H. Bersoff, Chairman of the BTG Board of Directors, said: "BTG values our long-term shareholders and the capital they provide us to expand our business and differentiate ourselves in the marketplace. Heartland Advisors has been increasing its common stock holdings in the company over the past two years as BTG has grown our business and improved profitability and liquidity. We are pleased that they continue to see value in BTG and want to increase their ownership."

"We seek to invest in equities of small cap companies, and capitalize on the opportunities presented by undervalued securities," said William J. Nasgovitz, President, Founder and Portfolio Manager of Heartland Advisors. "BTG has a market-capitalization-to-revenue ratio of just 20 percent, which is far below recent valuations in its industry and Heartland Advisors wanted the opportunity to increase its holdings in BTG."

BTG is an information systems and technical services firm that provides computer-based solutions for government and commercial clients. The company has more than 1,400 employees working at offices throughout the United States and in Europe. Information about BTG is available on the web at www.btg.com, by e-mail at info@btg.com, or by calling 703-383-8140.